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                                                                    Exhibit 15.1

[PricewaterhouseCoopers LLP letterhead]

August 16,  2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We are aware that our report dated April 24, 2000 on our review of interim financial information of Phelps Dodge Corporation (the "Company") as of and for the period ended March 31, 2000 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in this Registration Statement on Form S-3. We are also aware that our report dated July 19, 2000 on our review of the interim financial information of the Company as of and for the three and six month periods ended June 30, 2000 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in such Registration Statement.



Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP